Exhibit 10.2

ASSIGNMENT AND ASSUMPTION OF

ASSET PURCHASE AGREEMENT

Zanesville Facility

THIS ASSIGNMENT AND ASSUMPTION OF ASSET PURCHASE AGREEMENT (this “Assignment”) is made as of this 19th day of December, 2012 by and between CHT PARTNERS, LP, a Delaware limited partnership, having an address at 450 South Orange Avenue, Orlando, Florida 32801 (“Assignor”), and CHT ZANESVILLE OH SENIOR LIVING, LLC, a Delaware limited liability company, having an address at 450 South Orange Avenue, Orlando, Florida 32801 (“Assignee”).

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Assignor hereby assigns, transfers, sets over, assigns and conveys unto Assignee, and Assignee’s successors and/or assigns, all of Assignor’s rights, privileges, duties and obligations in, to and under that certain Asset Purchase Agreement by and between Lima Retirement, L.L.C.; Zanesville Retirement, L.L.C.; Decatur Retirement, L.L.C.; Council Bluffs Retirement, L.L.C. and Primrose Cottages, LLC, as Sellers, and Assignor effectively dated October 30, 2012 (the “Purchase Agreement”), with regard to the Zanesville Facility (as defined therein), including, without limitation, a pro-rata share of the earnest money deposits paid pursuant thereto, and all rights, power and privileges conferred by the Purchase Agreement upon Assignor, as Buyer therein, and Assignor hereby authorizes Assignee to exercise said rights, powers and privileges in as full a manner as Assignor is authorized to exercise the same.

Assignee hereby assumes all obligations of Assignor under the Purchase Agreement arising from and after the date hereof and agrees to hold harmless, indemnify and defend Assignor from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Assignor and resulting from Assignee’s failure to perform such obligations.

Assignor shall indemnify and hold Assignee harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of (a) any obligation or liability of Assignor under the Purchase Agreement which was to be performed or which became due during the period in which Assignor was the Buyer under the Purchase Contract, and (b) any obligation or liability of Assignor under the Purchase Agreement arising after the date hereof relating to acts or omissions occurring prior to the date hereof during the period Assignor was the Purchaser under the Purchase Agreement.

All capitalized terms not defined in this Assignment shall have the meanings ascribed to them in the Purchase Agreement. This Assignment may be signed in counterpart copies, each of which shall be considered an original and which together shall constitute one and the same instrument. This Assignment is executed under seal as of the date first above written.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered as of the day and year first above written.

ASSIGNOR:

CHT PARTNERS, LP,
a Delaware limited partnership

By:	CHT GP, LLC, a Delaware limited partnership, its General Partner

	By:	CNL Healthcare Trust, Inc., a Maryland corporation, managing member of general partner

		By:	/s/ Holly J. Greer
Holly J. Greer, Senior Vice President

ASSIGNEE:

CHT ZANESVILLE OH SENIOR LIVING, LLC, a Delaware limited liability company

By:	/s/ Holly J. Greer
Holly J. Greer, Senior Vice President